Exhibit 99.1

Continental Resources announces 14 percent increase in proved reserves, successful completion of confirmation Trenton/Black River wells and date for release of fourth quarter and year-end 2007 results

Enid, Okla., – February 4/PR Newswire – FirstCall/Continental Resources (NYSE:CLR) Continental Resources today announced proved reserves of 134.6 million barrels of crude oil equivalent as of December 31, 2007, a 14 percent increase over the prior year-end. Future net cash flows from the proved reserves, before income taxes, were $6.9 billion with a present value (discounted at 10 percent) of $3.5 billion.

Crude oil reserves were 104.1 million barrels of crude oil (77 percent of the total equivalent proved reserves as of December 31, 2007) and natural gas reserves were 182.8 Bcf. Proved developed reserves represented 75 percent of the total.

Harold Hamm, Chief Executive Officer and Chairman of the Board of Continental Resources, commented, “Proved reserves additions in our relatively new, unconventional resources plays in the North Dakota Bakken and Oklahoma Woodford Shale areas were the principal sources of reserve additions. I expect those two areas to produce significant proved reserve additions in 2008 as well.”

Trenton/Black River update

Continental Resource’s previously announced Trenton/Black River discovery well in Hillsdale County, Michigan, the McArthur 1-36, is back on production at 260 gross barrels of crude oil per day after the installation of permanent production equipment. Plans are to increase the test rate to 310 gross barrels of crude oil per day in mid February. Continental Resources has estimated gross proved reserves of 824,000 barrels of crude oil equivalent for the discovery well. A second well targeting the Trenton/Black River, the Anspaugh 1-1, has been drilled and produced approximately 500 barrels of crude oil during its initial 10 hour flow period. A third well, the Wessel 1-6, has been drilled and, based upon drilling shows, appears to have encountered the Trenton/Black River formation. Casing has been set on the Wessel 1-6 and completion operations will begin this week. Continental Resources has an 83 percent working interest in each of the three wells. Continental Resources owns leases covering 33,000 net acres prospective for the Trenton/Black River in Hillsdale and surrounding counties in Michigan, and has shot and processed 11 square miles of 3D seismic on the acreage. Continental Resources is currently acquiring permits for an additional five wells and for a 20 square mile 3D seismic acquisition project later this year.

Harold Hamm commented, “The successful completion of these latest wells provides further confirmation that our interpretation and processing techniques used on the 3D seismic are the innovations necessary to properly position wells to encounter the hydrothermal dolomitized reservoir rock.”

Fourth quarter and year-end 2007 earnings release date and conference call information

Continental Resources has scheduled its fourth quarter and 2007 year-end earnings press release to be issued before the opening of trading on the New York Stock Exchange on Tuesday, February 26, 2007. Continental Resources will host a conference call on Tuesday, February 26, 2008, at 9:00 a.m. Eastern Time to discuss the earnings press release. Interested parties may listen to the conference call via the Company’s website at www.contres.com or by dialing 888-679-8037. The passcode is 21999378. Participants may pre-register for this conference call. Pre-registration is not mandatory. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. You may pre-register at any time, including up to and after the call start time, by going to the following URL: https://www.theconferencingservice.com/prereg/key.process?key=PNUVWEYCJ

A replay of the conference call will be available for 30 days on the Company’s website or by dialing 888-286-8010. The passcode is 99066154.

About Continental Resources

Continental Resources is an independent oil and natural gas exploration and production company with operations in the Rocky Mountain, Mid-Continent and Gulf Coast regions of the United States. The Company focuses its operations in large new or developing plays where horizontal drilling, advanced fracture stimulation and enhanced recovery technologies provide the means to economically develop and produce oil and natural gas reserves from unconventional formations. The Company completed its initial public offering in May 2007.

Forward-Looking Information

This press release includes forward-looking information that is subject to a number of risks and uncertainties, many of which are beyond our control. All information, other than historical facts included in this press release, regarding our strategy, future operations, drilling plans, estimated reserves, future production, estimated capital expenditures, projected costs, the potential of drilling prospects and other plans and objectives of management are forward-looking information. All forward-looking statements speak only as of the date of this press release. Although the Company believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Actual results may differ materially from those anticipated due to many factors, including oil and natural gas prices, industry conditions, drilling results, uncertainties in estimating reserves, uncertainties in estimating future production from enhanced recovery operations, availability of drilling rigs and other services, availability of crude oil and natural gas transportation capacity, availability of capital resources and other factors listed in reports we have filed or may file with the Securities and Exchange Commission.

CONTACT: Continental Resources, Inc.

Don Fischbach, 580-233-8955

ir@contres.com